EXHIBIT 99.1

ENERGY KING, INC. AND SUBSIDIARY SEPARATE

LOS ANGELES--(BUSINESS WIRE) — July 24, 2008 -- Energy King, Inc. (ENKG.OB), a residential HVAC and plumbing services company announced today that it has separated from its subsidiary World Wide Motion Pictures Corp.

The two companies completed a reverse merger on March 1, 2006, through a tax exempt share exchange transaction which resulted in Energy King (at the time Buckeye Ventures, Inc.) obtaining fully reporting publicly held status through World Wide’s original structure trading on the OTC Electronic Bulletin Board. World Wide continued its business operations as an independently operated subsidiary.

Both companies are enthusiastic that the separation will help each better focus on their respective areas of expertise and core competencies.

Energy King was formed to acquire companies in the highly fragmented, $70 billion residential HVAC (“Heating, Ventilating and Air Conditioning”) and plumbing service industries. Energy King currently operates locations in Northern California and the Boston, MA markets. The Company’s consolidated revenues are on a run-rate of approximately $20 million. Energy King is continuing its acquisition strategy and is in negotiations to acquire additional HVAC/plumbing service companies in various locations around the U.S.

Founded in 1977, World Wide Motion Pictures Corp. is a diversified company, which is primarily involved in the development, financing, production and distribution of feature films, documentaries, short subjects, industrials and television productions.  The company's industry executives and board members have produced, distributed and consulted on a wide variety of film and television projects, earning Academy Awards, Emmy Awards and prizes from world film festivals.

World Wide’s CEO Paul Hancock stated, “I’m pleased that Energy King was able to combine an innovative and economically sound business model with the culmination of our work building World Wide over the past thirty years, in order to create increased shareholder value.  I continue to be confident in Energy King’s objectives and future endeavors.”

“We at Energy King have been working diligently toward the conclusion of this separation” said Jeffrey Hultman, Energy King’s CEO. Added Mr. Hultman, “We are enthusiastic about focusing on and building our core home energy services business while pursuing adding Green Energy to our service offerings. We at Energy King wish World Wide all our best going forward.”

About Energy King, Inc.

Energy King is engaged in all aspects of the residential HVAC and plumbing services industry. Being a part of the Company's network provides subsidiaries with: standardized policies and operating procedures which the Company's management team has adopted from their extensive industry experience and that have wide industry acceptance and application; comprehensive training programs to improve operating procedures and customer relations. Energy King is headquartered in Irvine, California. For more information, please visit www.enkg.com.

Disclaimer

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Energy King, Inc.
Larry Weinstein, 949-468-4444 x2